Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 11, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Ditech Communication Corporation’s Annual Report on Form 10-K for the year ended April 30, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 28, 2005